UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2026

Femasys Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40492	11-3713499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Johns Creek Court, Suite 100 Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

(770) 500-3910
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FEMY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

On April 1, 2026, Femasys Inc. (the “Company”) announced the hiring and appointment of John Canning as its Chief Operating Officer, effective March 30, 2026.

Mr. Canning, age 52, most recently served as Chief Operating Officer at Terumo Aortic from April 2017 to February 2026, where he led global operations and technology functions. Prior to that he held senior leadership roles at Bolton Medical from 2003 to 2017, including Chief Operating Officer and was instrumental in Terumo’s acquisition of Bolton Medical.  Earlier in his career, he held manufacturing operations leadership positions at Medtronic from 1999 to 2003. Mr. Canning holds a B.S. in Mechanical Engineering from College of New Jersey.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Canning in connection with his appointment as Chief Operating Officer. Under the Employment Agreement, which is effective March 30, 2026, Mr. Canning will receive an annual base salary of $450,000 and he will be eligible to participate in the Company’s annual bonus program, with a target bonus of 40% of his base salary.

In addition, the Employment Agreement provides that, as a material inducement to Mr. Canning to enter into employment with the Company and, as approved by the Board of Directors, Mr. Canning will be granted a nonstatutory stock option to purchase 150,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) on March 30, 2026, as an inducement grant outside of the Company’s 2021 Equity Incentive Plan pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”), with an exercise price per share equal to the closing price per share of the Common Stock on the Nasdaq Stock Market on the grant date. The Inducement Award will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of employment, with the remaining shares vesting 25% each year over the following three years, subject to Mr. Canning’s continued employment with the Company. Mr. Canning will also be eligible to receive such future long-term incentive awards as the Board of Directors shall deem appropriate.

The Employment Agreement provides that if Mr. Canning’s employment is terminated by the Company without cause, or by him for good reason, he will receive (i) his unpaid prior year bonus, (ii) continuation of his base salary payments for nine months following his termination of employment, and (iii) subsidized COBRA premiums for nine months following his termination of employment, in each case subject to certain conditions, including the execution of a release of all claims against the Company. Mr. Canning will be eligible to participate in the Company’s 401(k) plan, health plans, and other benefits on the same terms as all of our other employees. The foregoing descriptions are qualified in their entirety by the full text of the Employment Agreement and the form of inducement stock option agreement for the Inducement Award, which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

There are no transactions between Mr. Canning and the Company, there are no family relationships between Mr. Canning and any director or officer of the Company, and there is no arrangement or understanding between Mr. Canning and any other persons or entities pursuant to which Mr. Canning was appointed as an officer of the Company.

Item 8.01	Other Events

On April 1, 2026, the Company issued a press release announcing the appointment of Mr. Canning as its Chief Operating Officer.  A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of March 30, 2026, between Femasys Inc. and John Canning
10.2	Form of Inducement Stock Option Agreement
99.1	Press Release of Femasys Inc. dated April 1, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Femasys Inc.

	By:	/s/ Kathy Lee-Sepsick
Names: Kathy Lee-Sepsick
Title: Chief Executive Officer

Date: April 1, 2026